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                                                                    EXHIBIT 99.1


[COMPASS MINERALS
INTERNATIONAL LOGO]


NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Rodney L. Underdown (913-344-9395)              Peggy Landon (913-344-9315)
  Vice President and Chief Financial Officer      Director of Investor Relations


                  COMPASS MINERALS INTERNATIONAL ANNOUNCES SALE
                OF UK EVAPORATED SALT PLANT TO INEOS ENTERPRISES

     OVERLAND PARK, Kan. (January 3, 2006) - Compass Minerals International, Inc. (NYSE: CMP) announced today that its British subsidiary, Salt Union Ltd., has sold its evaporated salt business in Weston Point, Cheshire to INEOS Enterprises for (pound)21.1 million ($36.3 million) in cash, concluding discussions that were announced November 9. The sale was effective December 30, 2005. Compass expects to use approximately $4 million of the proceeds to fund Salt Union's pension plan. The remaining proceeds will be used for general corporate purposes, including debt reduction.

     "Due to the changing nature of the chemicals industry in the U.K., this plant is a better strategic fit for INEOS Enterprises than it is for Salt Union," said Michael E. Ducey, Compass Minerals president and CEO. "This transaction creates value for Compass Minerals shareholders by allowing us to deploy our capital more effectively."

     Salt Union operates the largest rock salt mine in the United Kingdom at Winsford, Cheshire. That mine and the Minosus joint venture, which includes a document storage business and a waste disposal business, were not part of the transaction.

     "INEOS is gaining a well-run facility and skilled employees who will help the company capitalize on the evaporated salt business's many strengths," Mr. Ducey concluded.

ABOUT COMPASS MINERALS INTERNATIONAL, INC.

     Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.


                                    - MORE -


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COMPASS MINERALS SELLS
BRITISH GENERAL TRADE PLANT
Page 2 of 2


ABOUT INEOS

     INEOS Enterprises is one of the companies in the INEOS family. With the recent acquisition of Innovene from BP, INEOS is now the world's third largest chemical company, with gross revenues of around $33 billion. INEOS includes 68 manufacturing facilities in 15 countries throughout the world. It has approximately 15,600 employees, generating more than 30 million metric tons of petrochemicals.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on form 10-k filed with the Securities and Exchange Commission on March 16, 2005. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.


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